EXHIBIT NO. 4.1

                    Triosearch, Inc. Long Term Incentive Plan
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                                TRIOSEARCH, INC.

                            LONG TERM INCENTIVE PLAN

                                    ARTICLE I

                                   Definitions

1.01 "Agreement" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Option or Restricted Stock award granted to such Participant.

1.02 "Board" means the Board of Directors of this Company.

1.03 "Code" means the Internal Revenue Service Code of 1986 and any amendments thereto.

1.04 "Common Shares" means the Common Shares of the Company.

1.05 "Company" means Trioseach, Inc.

1.07 "Fair Market Value" means, on any given date, the closing bid price of the Company's Common Shares as reported by the National Quotation Bureau.

1.08 "Option" means a stock option that entitles the holder to purchase from the Company a stated number of Common Shares at the price set forth in an Agreement.

1.09 "Participant" means an employee of the Company, including an employee who is a member of the Board, who satisfies the requirements of Article IV and is selected by the Board to receive an Option, a Restricted Stock award, or both.

1.10 "Plan" means the Triosearch, Inc. Long Term Incentive Plan.

1.11 "Restricted Stock" means Common Shares awarded to a Participant under
Article IX. Common Shares shall cease to be Restricted Stock when, in accordance with the terms of the applicable agreement, they become transferrable and free of substantial risks of forfeiture.

                                   ARTICLE II

                                    Purposes

            The Plan is intended to foster and promote the long-term growth and financial success of the Company by assisting the Company in recruiting and retaining key employees with ability and initiative and by enabling employees who contribute significantly to the Company to participate in its future success. The proceeds received by the Company from the
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sale of Common Shares pursuant to this Plan shall be used for general corporate purposes.

                                   ARTICLE III

                                 Administration

            The Plan shall be administered by the Board. The Board shall have authority to grant Options and award Restricted Stock upon such terms (not inconsistent with the provisions of this Plan) as the Board my consider appropriate provided, however, that no Options shall be granted and no Restricted Stock shall be awarded to any director who is also an officer and employee of the Company without the approval of a majority of those directors who are not officers and employees of the Company. Such terms may include conditions (in addition to those contained in this Plan) on the exercisability of all or any part of an Option or on the transferability or forfeitability of Restricted Stock. In addition, the Board shall have complete authority to interpret all provisions of this Plan; to prescribe the form of Agreements, to adopt, amend, and recind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The express grant in the Plan of any specific power to the Board shall not be construed as limiting any power or authority of the Board. Any decision made, or action taken, by the Board or in connection with the administration of the Plan shall be final and conclusive. No member of the Board shall be liable for any act done in good faith with respect to the Plan or any Agreement, Option, or Restricted Stock award. All expenses of administering the Plan shall be borne by the Company.

                                   ARTICLE IV

                                   Eligibility

4.01 General. Any employee of the Company who, in the sole judgment of the Board, has contributed significantly or can be expected to contribute significantly to the profits or growth of the Company may receive one or more Options, Restricted Stock awards, or both. Directors of the Company who are employees are eligible to participate in the Plan.

4.02 Grants. The Board will designate individuals to whom Options and Restricted Stock awards are to be granted and will specify the number of Common Shares subject to each grant. All Options and Restricted Stock awards granted under the Plan shall be evidenced by Agreements which shall be subject to applicable provisions of the Plan and to such other provisions as the Board may adopt.

                                    ARTICLE V

                             Shares Subject to Plan

            Upon the exercise of any Option or the award of Restricted Stock, the Company may deliver to the Participant
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authorized but unissued Common Shares. The maximum aggregate number of shares of
Common Shares that may be issued pursuant to the exercise of Options and the award of Restricted Stock under the Plan is 2,500,000, subject to adjustment as provided in Article XI. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of Common Shares allocated to the Option or portion thereof may be reallocated to other Options and Restricted Stock awards to be granted under this Plan. Any shares of Restricted Stock that are forfeited may be reallocated to other Options or Restricted Stock awards to be granted under the Plan.

                                   ARTICLE VI

                                  Option Price

            The price per share for Common Shares purchased on an exercise of an Option shall be determined by the Board on the date of grant.

                                   ARTICLE VII

                               Exercise of Options

7.01 Maximum Open Period. No Option shall be exercisable after the expiration of ten years from the date the Option was granted. The Board, at the time of grant, may direct that an Option be exercisable for a period less than such maximum period.

7.02 Nontransferability. Any Option granted under the Plan shall not be transferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.03 Employee Status. In the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Board may decide in each case to what extent loaves of absence for governmental or military service, illness, temporary disability, or other reason shall not be deemed interruptions of continuous employment.

                                  ARTICLE VIII

                               Exercise of Options

8.01 Exercise. Subject to the provisions of Articles VII and XI, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Board shall determine. An Option granted under the Plan may be exercised with respect to any number of
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whole shares less than the full number for which the Option could be exercised.
Such partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan with respect to the remaining shares subject to the Option.

8.02 Payment. Unless otherwise provided by the Agreement, payment of the Option price shall be made In cash or a cash equivalent acceptable to the Board. If the Agreement provides, payment of all or part of the Option price may be made by surrendering Common Shares to the Company. If Common Shares are used to pay all or part of the Option price, the shares surrendered must have a Fair Market Value (determined as of the date of exercise) that is not less than such price or part thereof.

8.03 Shareholder Rights. No Participant shall, as a result of receiving any Option, have any right as a shareholder until the date he exercises such Option.

                                   ARTICLE IX

                                Restricted Stock

9.01 Award. In accordance with the provisions of Article IV, the Board will designate individuals to whom an award of Restricted Stock is to be made and will specify the number of Common Shares covered by the award.

9.02 Vesting. The Board, on the date of the award, may prescribe that the Participant's rights in the Restricted Stock shall be forfeitable or otherwise restricted for a period of time set forth in the Agreement. By way of example and not limitation, the restrictions may postpone transferability of the shares or may provide that the shares will be forfeited if the Participant separates from the service of the Company before the expiration of a stated term.

9.03 Shareholder Rights. Prior to their forfeiture in accordance with the terms of the Agreement and while the shares are Restricted Stock, a Participant will have all rights of a shareholder with respect to Restricted Stock, including the right to receive dividends and vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each award of Restricted Stock. The limitations set forth in the preceding sentence shall not apply after the shares cease to be Restricted Stock.
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                                    ARTICLE X

                     Adjustment Upon Change in Common Shares

10.01 Should the Company effect one or more stock dividends, stock splits, subdivisions or consolidations of shares or other similar changes in capitalization, then the maximum number of shares as to which Options and Restricted Stock awards may be granted under the Plan shall be proportionately adjusted and the terms of Options and Restricted Stock awards shall be adjusted as the Board shall determine to be equitably required. Any determination made under this Article X by the Board shall be final and conclusive.

10.02 The issuance by the Company of shares of any class, or securities convertible into shares of any class, for cash or property or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, Options or Restricted Stock awards.

                                   ARTICLE XI

              Compliance with Law and Approval of Regulatory Bodies

            No Option shall be exercisable, no Common Shares shall be issued, no certificates for Common Shares shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements). The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to evidence Common Shares for which an Option is exercised or Restricted Stock awarded may bear such legends and statements as the Board may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Common Shares shall be issued, no certificate for shares shall be delivered, and no payment shall be made under the Plan until the Company has obtained such consent or approval as the Board may deem advisable from regulatory bodies having jurisdiction over such matters.

                                   ARTICLE XII

                               General Provisions

13.01 Effect on Employment. Neither the adoption of the Plan, its operation, nor any documents describing or referring to the Plan (or any part thereof) shall confer upon any employee the right to continue in the employ of the Company or in any way affect any right and power of the Company to terminate the employment of any employee at any time with or without assigning a reason therefor.
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13.02 Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03 Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                  ARTICLE XIII

                                    Amendment

            The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if the amendment (i) materially increases the aggregate number of shares that may be issued pursuant to Options and Restricted Stock awards, (ii) materially increases the benefits accruing to Participants under the Plan, or (iii) materially changes the class of employees eligible to become Participants. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Option or Restricted Stock award outstanding at the time such amendment Is made.

                                   ARTICLE XIV

                                Duration of Plan

            No Option or Restricted Stock award may be granted under the Plan after August 31, 1998. Options and Restricted Stock awards granted before that date shall remain valid in accordance with their terms.
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However, if any other matters come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

May 20, 1988                              By Order of the
                                          Board of Directors

                                          William Gilsig
                                          Secretary